Exhibit 99.1

FOR IMMEDIATE RELEASE Dec. 1, 2006 Contacts: Mark Barnett (614) 677-5331 barnetj5@nationwide.com Erica Lewis (614) 249-0184 lewise6@nationwide.com

Nationwide Financial to repurchase

$200 million of its Class B common stock

Columbus, Ohio — Nationwide Financial Services, Inc. (NYSE:NFS) and Nationwide Corporation today announced that on Nov. 27, 2006, Nationwide Financial entered into an agreement with Nationwide Corporation to repurchase 3,855,050 shares of its Class B common stock for a total purchase price of $200 million. The shares will be purchased at a price of $51.88 per share, which represents the five-day average closing price of Nationwide Financial’s Class A common stock on the New York Stock Exchange from Monday, Nov. 27 through Friday, Dec. 1, 2006. The repurchase is expected to close on Monday, Dec. 4, 2006.

Class A common stock is held by the public, while the Class B common stock is entirely held by Nationwide Corporation.

“This transaction represents a very effective use of capital that will drive value creation for shareholders, and reflects our confidence in the long-term outlook for Nationwide Financial,” said Mark Thresher, president and chief operating officer of Nationwide Financial. “It also underscores our commitment to deploy capital in ways that will enhance shareholder returns.”

“Nationwide Financial is an important strategic investment for Nationwide Corporation,” said Robert Rosholt, chief financial officer of Nationwide Corporation and Nationwide Mutual Insurance Company, its parent company. “This transaction demonstrates Nationwide Financial’s capital management discipline while allowing Nationwide Corporation to maintain its substantial ownership position.”

To date, Nationwide Financial has repurchased approximately $462 million of its common stock, leaving $38 million available for future repurchases under the current share repurchase authorization. Including the reduction in Class B shares that will result from this transaction, Nationwide Financial has 91,778,717 shares of Class B common stock outstanding as of Dec. 1, 2006.

Following the transaction, Nationwide Corporation will own 62.8 percent of the outstanding common shares of Nationwide Financial.1

About Nationwide Financial

Nationwide Financial Services, Inc. (NYSE: NFS), a publicly traded company based in Columbus, Ohio, provides a variety of financial services that help consumers invest2 and protect their long-term assets, and offers retirement plans and services through both public and private-sector employers.

It’s part of the Nationwide group of companies, which offers diversified insurance and financial services. The group is led by Nationwide Mutual Insurance Company, which is ranked No. 98 on the Fortune 100 based on 2005 revenue3. To obtain investor materials, including the Company’s 2005 Annual Report to Shareholders, 2005 Annual Report on Form 10-K, quarterly statistical supplements and other corporate announcements, please visit the investor relations section of the Company’s Web site at www.nationwide.com.

Nationwide, Nationwide Financial and the Nationwide Framemark are federally registered service marks of Nationwide Mutual Insurance Company. On Your Side is a service mark of Nationwide Mutual Insurance Company.

1.	Ownership percentage is approximate based on the number of Class A common stock outstanding as of Oct 27, 2006.
2.	Nationwide Investment Services Corporation, member NASD. In MI only: Nationwide Investment Svcs. Corporation.
3.	Fortune Magazine, April 2006.